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                                                                     EXHIBIT 3.1

                       MICHIGAN COMMUNITY BANCORP LIMITED
                       RESTATED ARTICLES OF INCORPORATION


         The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for Michigan Community Bancorp Limited (identification number 510-908), whose original Articles of Incorporation were filed with the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services on January 28, 1998:

                                    ARTICLE I

          Section 1. Name. The name of the corporation is Michigan Community Bancorp Limited.


                                   ARTICLE II

          Section 1. Purposes. The purpose or purposes for which the corporation is organized is to engage in the business of a bank holding company pursuant to and to be registered under the Bank Holding Company Act of 1956, being 12 U.S.C.
Section 1841 to 1850 and, without in any way being limited by the foregoing specific purpose, to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act, as heretofore amended and as same may be amended from time to time.


                                   ARTICLE III

          Section 1. Authorized Shares. The total authorized capital stock is shares is 9,000,000 shares of common stock and 1,000,000 shares of preferred stock.

          Section 2. Rights of Shares. Each share of common stock is entitled to vote on all matters submitted to the shareholders of the corporation, and each share of common stock shall have the same rights and preferences as each other share. Subject to any prior rights of any holders of Preferred Stock then outstanding, the holders of the common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor.

          Section 3. Authority to Issue Preferred Stock and Determine Rights and Preferences. The Board of Directors of the Company is authorized to issue Preferred Stock, in one or more series, from time to time, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation of such series; (ii) the dividend rate and whether dividends are to be cumulative; (iii) whether shares are to be redeemable, and, if so, whether redeemable for cash,







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property or rights; (iv) the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series; (v) whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions; (vi) whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of such conversion or exchange; (vii) the voting powers, full or limited, if any, of the shares; (viii) whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and (ix) any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.


                                   ARTICLE IV

          Section 1. Limitation of Liability of Directors. No director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken or any failure to take actions a director, except liability for any of the following: (1) the amount of financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 551 of the MBCA, MCLA 450.1551, MSA 21.200(551); or (4) an intentional criminal act. If the MBCA is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained in these Restated Articles of Incorporation, shall be eliminated or limited to the fullest extent permitted by the MBCA as so amended. No amendment or repeal of Article IV shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of any director occurring before the effective date of any such amendment or repeal.


                                    ARTICLE V

          Section 1. Obligation to Indemnify. The corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, but not limited to, any action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent , shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the


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best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. However, indemnification shall not be made for any claim, issue or matter in which such person had been found liable to the corporation unless and only to the extent that the extent that the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for the reasonable expenses incurred. The Corporation may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service, whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article or the provisions of applicable law. The provisions of this Article shall be applicable to actions, suits, or proceedings arising from acts or omissions occurring after the adoption hereof, and shall also apply to directors, officers and other persons who have ceased to render such service and shall inure to the benefit of the heirs, personal representatives and administrators of the directors, officers and other persons referred to in this Article. The right of indemnity provided pursuant to this Article shall not be exclusive and the Corporation may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader than or otherwise different from those set forth in, or provided pursuant to, or in accordance with, this Article, not inconsistent with law. Any amendment, alteration, modification, repeal or adoption of any provision in these Restated Articles of Incorporation inconsistent with this Article shall not adversely affect any indemnification right or protection of a director, officer or other person hereunder existing at the time of such amendment, alteration, modification, repeal or adoption.

         Section 2. Expenses of Successful Defense. To the extent that a person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article V, or in defense of any claim, issue or matter in the action, suit or proceeding, the person shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by such person in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided by this Section 2.

         Section 3. Definition. For the purposes of Section 1 of this Article V, "other enterprises" shall include employee benefit plans; "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in Section 1.






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         Section 4. Contract Right; Limitation on Indemnity. The right to indemnification conferred in this Article V shall be a contract right, shall apply to services of a director or officer as an employee or agent of the corporation as well as in such person's capacity as a director or officer from the date he became or becomes such director or officer, and any repeal or modification of this section shall not adversely affect any right or protection existing at the time of such repeal or modification. Except as provided in
Section 2 of this Article V, the corporation shall have no obligations under this Article V to indemnify any person in connection with any proceeding, or part thereof, initiated by such person without authorization by the Board of Directors.

         Section 5. Determination That Indemnification is Proper. Any indemnification under Section 1 of this Article V (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in
Section 1 and upon an evaluation of the reasonableness of expenses and amount paid in settlement. Such determination and evaluation shall be made in any of the following ways:

            (a) by a majority vote of a quorum of the Board consisting of directors who are not parties or threatened to be made parties to such action, suit or proceeding;

            (b) if the quorum described in clause (a) above is not obtainable, then by a majority vote of a committee of directors duly designated by the Board of Directors and consisting solely of two or more directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding;

            (c) by independent legal counsel in a written opinion which counsel shall be selected in one of the following ways: (i) by the Board of Directors or its committee in the manner prescribed in subparagraph (a) or (b); or (ii) if a quorum of the Board of Directors cannot be obtained under subparagraph
   (a) and a committee cannot be designated under subparagraph (b), by the Board of Directors; or

            (d) by the shareholders, but shares held by directors or officers who are parties or threatened to be made parties to the action, suit or proceeding may not be voted.

         Section 6. Proportionate Indemnity. If a person is entitled to indemnification under Section 1 of this Article V for a portion of expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the corporation shall indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

         Section 7. Expense Advance. The corporation shall pay or reimburse the reasonable expenses incurred by a person referred to in Section 1 of this
Article V who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if (a) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Section 1 and (b) the person furnishes the corporation a written undertaking executed personally, or on his or her



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behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. The undertaking shall be an unlimited general obligation of the person on whose behalf advances are made but need not be secured.

         Section 8. Non-Exclusivity of Rights. The indemnification or advancement of expenses provided under this Article V is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a contractual arrangement with the corporation. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

         Section 9. Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

         Section 10. Former Directors and Officers. The indemnification provided in this Article V continues as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

         Section 11. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability under these Bylaws or the laws of the State of Michigan.

         Section 12. Changes in Michigan Law. In the event of any change of the Michigan statutory provisions applicable to the corporation relating to the subject matter of this Article V of these Bylaws, then the indemnification to which any person shall be entitled hereunder shall be determined by such changed provisions, but only to the extent that any such change permits the corporation to provide broader indemnification rights than such provisions permitted the corporation to provide prior to any such change.

         Section 13. Enforcement of Rights. Any indemnification or payment in advance of final disposition under this Article V shall be made promptly, and in any event within 30 days, after written request to the corporation by the person seeking such indemnification or payment. The rights granted by this Article V shall be enforceable by such person in any court of competent jurisdiction.

         Section 14. Amendment or Repeal of Article V. No amendment or repeal of this Article V shall apply to or have any effect on any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.



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                                   ARTICLE VI

         Section 1. Authority and Size of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of the directors of the Corporation that shall constitute the Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of at least two-thirds of the Corporation's Directors.

         Section 2. Classification of Board and Filling of Vacancies. Subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of shareholders to be held in 1999 and until their respective successors are duly elected and qualified, or until their resignation or removal. The term of office of directors of the second class shall expire at the annual meeting of shareholders to be held in 2000 and until their respective successors are duly elected and qualified, or until their resignation or removal. The term of office of directors of the third class shall expire at the annual meeting of shareholders to be held in 2001 and until their respective successors are duly elected and qualified, or until their resignation or removal. Subject to the foregoing, at each annual meeting of shareholders, commencing at the annual meeting to be held in 1999, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified, or until their resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the affirmative vote of two-thirds of all of the directors then remaining in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which the director was chosen and until his successor shall be duly elected and qualified or until his resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

         Section 3. Removal of Directors. Notwithstanding any other provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation, any one or more directors of the Corporation may be removed at any time, with or without cause. Removal for cause shall require the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Removal of any director without cause shall require the affirmative vote or consent of holders of at least two-thirds of the voting power of the Voting Stock, voting together as a single class.


                                   ARTICLE VII

         Section 1. Matters to be Evaluated. The Board of Directors of this Corporation shall not approve, adopt or recommend any offer of any person or entity, other than the Corporation, to make a tender or exchange offer for any capital stock of the Corporation, to merge or consolidate the Corporation with any other entity or to purchase or otherwise acquire all or



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substantially all of the assets or business of the Corporation unless and until the Board of Directors shall have first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of the Corporation and its shareholders. In connection with its evaluation as to compliance with laws, the Board of Directors may seek and rely upon an opinion of legal counsel independent from the offeror and it may test such compliance with laws in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the Corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by the Corporation and/or its shareholders under the offer considering historical trading prices of the Corporation's stock, the price that might be achieved in a negotiated sale of stock, the price that might be achieved in a negotiated sale of the Corporation as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for this Corporation, its business; (ii) the potential social and economic impact of the offer and its consummation on this Corporation, its employees, customers and vendors; and (iii) the potential social and economic impact of the offer and its consummation on the communities in which the Corporation and any subsidiaries operate or are located.


                                  ARTICLE VIII

         Section 1. Application of Chapter 7A of Michigan Business Corporation Act. The Corporation shall be governed by and subject to Chapter 7A of the Michigan Business Corporation Act (Act No. 284 of the Public Acts of 1972), as heretofore amended and as same may be amended from time to time hereafter. Any previous election by the Corporation to opt out of the coverage of Chapter 7A is hereby revoked.


                                   ARTICLE IX

         Section 1. Action Without Meeting. Any action required or permitted by the MBCA to be taken at an annual or special shareholders meeting may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, to its principal place of business, or to an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the corporate action taken without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.



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                                    ARTICLE X

         Section 1. Compromise or Arrangement. When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder of it, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in the manner that the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on this corporation.


                                   ARTICLE XI

         Section 1. Registered Office and Resident Agent. The address of the initial registered office is: 12900 Hall Road, Suite 395, Sterling Heights, Michigan 48313. The name of the initial resident agent at the registered office is Frank D. Blowers.

         Section 2. Amendment, Repeal, etc. Notwithstanding any other provision to the contrary in these Restated Articles of Incorporation or the Bylaws of the Corporation, in each case as amended from time to time (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles IV, V, VI, VII or VIII of these Restated Articles of Incorporation (other than an amendment to Articles IV or V which has the effect of broadening the limitation on liability or indemnification provisions contained in those Articles).
















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         The undersigned, David A. McKinnon, President of Michigan Community
Bancorp Limited, certifies that these Restated Articles of Incorporation were duly adopted on the 25th day of August, 1998, in accordance with the provisions of Section 642 of the Michigan Business Corporation Act, as amended, and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.



                        -----------------------------------
                           David A McKinnon, President





Dated:  August 25, 1998




















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